EXHIBIT 4.5

                                 PROMISSORY NOTE

                                                                 $142,910.00 USD

                                                            Date:  June 11, 2003

For value received, the undersigned, jointly and severally (if more than one), promises to pay on demand to the order of Thor Capital Group, Inc. or its nominees, the sum of $142,910.oo USD, with 0% interest to be applied to the amount.

ROLLTECH, INC.

/s/ Michael Scheglov, President and CEO
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Michael Scheglov, President and CEO


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